Exhibit 5.1

ATTORNEYS AT LAW

Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard | Suite 1000
Tampa, Florida 33607-5780
P.O. Box 3239 | Tampa, Florida 33601-3239
813.223.7000 | fax 813.229.4133
www.carltonfields.com

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March 28, 2019
International Money Express, Inc.
9480 South Dixie Highway,
Miami, Florida 33156
Re:	International Money Express, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to International Money Express, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S‑4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s (i) offer to holders of its outstanding warrants (each, a “Warrant”), each exercisable for one share (each, a “Share”) of the Company’s common stock, par value $0.0001 per share, at an exercise price of $11.50 per Share, to exchange such Warrants for a combination of 0.201 Shares and $1.12 in cash for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) solicitations of consents from the holders of such outstanding Warrants to amend the Warrant Agreement, dated as of January 19, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into Shares.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In connection with the opinion expressed herein, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of following: (a) the Second Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, in each case as presently in effect as of the date hereof,; (b) the Registration Statement, including all exhibits thereto, and the Prospectus/Offer to Exchange contained therein (the “Prospectus”); and (c) such other agreements, certificates and documents of public officials, officers and other representatives of the Company as we have deemed necessary as a basis for our opinions set forth below.

Carlton Fields, P.A.
Carlton Fields, P.A. practices law in California through Carlton Fields, LLP.

In our examination, we have assumed without independent investigation (i) the genuineness of all signatures on all documents, (ii) the legal capacity of all natural persons executing such documents, (iii) the authenticity of all documents submitted to us as originals,(iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies (including telecopies and electronic files), (v) and the authenticity of all documents submitted to us as originals, and (vi) the accuracy and completeness of the corporate records made available to us by the Company, including that due notice of the meetings was duly given or waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings. As to any facts material to the opinion expressed below, we have relied upon, without independent verification or investigation of the accuracy or completeness thereof, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, upon issuance and delivery in exchange for the Warrants pursuant to the Exchange Offer in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion does not address any matters other than those expressly addressed herein and we do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

This opinion is limited to the laws in effect as of the date hereof and is provided exclusively in connection with the Exchange Offer contemplated by the Registration Statement and may be relied on solely by you and by persons acquiring Shares pursuant to such Exchange Offer. We undertake no responsibility to update or supplement this opinion after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon